EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Mark McCall/Julie Prozeller (212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES RECORD RESULTS

RECORD REVENUE OF $153.1 MILLION AND ADJUSTED EBITDA OF $39.5 MILLION DRIVEN BY GROWTH IN ALL
GEOGRAPHIC MARKETS

BERWYN, Pennsylvania, October 30, 2008 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international financial services company serving under-banked consumers, today announced its results for the fiscal first quarter ended September 30, 2008.

Fiscal 2009 first quarter highlights:

•	Consolidated total revenue was a record $153.1 million, an increase of 17.0% or $22.2 million compared to the prior year period.

•	The consolidated loan loss provision, as a percentage of gross consumer lending revenue, improved to 18.7% compared to 21.6% for the fiscal 2008 first quarter.

•	Store and regional margin was a record $53.8 million, an increase of 15.0% or $7.0 million compared to the prior year period.

•	Consolidated Adjusted EBITDA was $39.5 million, an increase of 17.1% or $5.8 million compared to the previous year’s quarter.

•	Income before income taxes, which includes $5.4 million of severance and store closing costs and other one-time charges primarily related to the previously announced store rationalization program, was $18.6 million compared to $20.5 million for the prior year period.

•	Excluding one-time charges, pro forma income before income taxes was $24.1 million for the fiscal 2009 first quarter compared to $20.6 million for the fiscal 2008 first quarter.

•	Net income, which includes a 28.1% effective income tax rate for the quarter as a result of the estimated impact of a favorable settlement of a longstanding tax appeal on the deductibility of certain inter-company charges, was $13.4 million compared to $12.1 million for the prior year’s quarter.

•	Fully-diluted earnings per share was $0.55 for the quarter compared to $0.49 for the prior year period. On a pro forma basis, excluding one-time charges and considering a 43.0% pro forma effective income tax rate, fully-diluted earnings per share was $0.56 for the current quarter compared to $0.48 for the same period in fiscal 2008, a pro forma increase of 16.7%.

Commenting on the results for the quarter, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased with our results for the quarter as we achieved record revenue of $153.1 million with total global revenue growing by 17.0% over the prior year’s quarter. Although these are unprecedented times of extreme market volatility, we are confident in the strength and resiliency of our business model. Our growth strategy continues to focus on developing our business as a multi-product, multi-country, multi-channel retailer of basic financial services for the under-banked consumer. In addition, the Company has a very strong cash position, minimal near-term debt obligations, and substantial annual free cash flow from business operations, providing us with ample liquidity to fund our present operations and the expected growth and expansion of our global multi-product, multi-national business platform.”

Mr. Weiss continued, “While clearly no one is immune to these turbulent economic times, our customers, who are primarily service sector workers, are generally in more recession proof jobs in that they need to be done no matter what the economic environment is. As a result, we are only seeing a minimal decline in the size of our customers’ checks since service sector workers typically can adjust to having their hours reduced or losing a job, for example, in a pizza parlor by finding positions with similar pay in other businesses like fast food restaurants or retail stores as opposed to an accountant or an auto mechanic, whose skill and pay level may require a more focused and lengthy job search. Historically, these customer characteristics tend to dampen the effects of economic swings on our business.”

“Even though we have not seen a significant impact from the credit crisis on our business thus far, we continue to monitor and take active steps to address this issue by decreasing our risk exposure to certain customer segments by reducing the amount we are willing to loan them and placing additional focus on the collections process. As a result of these prudent efforts, I am pleased to report that our consolidated loan loss provision, as a percentage of gross consumer lending revenue, improved to 18.7% for the quarter, as compared to 21.6% for the fiscal 2008 first quarter.”

Mr. Weiss continued, “As I have witnessed many times in the past 20 years with Dollar Financial, opportunities present themselves in all economic cycles. Being the most diversified Company in the industry, in terms of both geographies and product offerings, places us in an excellent position to take advantage of a wide spectrum of growth opportunities, while mitigating potential unfavorable regulatory or economic changes that may occur within any single state, province or territory. We will continue our cautious approach to managing our business, which entails sensible underwriting practices, a greater focus on debt collections and loan servicing, continual improvements to our cost structure and the operating performance of our existing store base, along with a judicious deployment of capital. We will work to ensure that our business fundamentals remain strong, which along with our solid cash flow and liquidity position, we believe will allow us to continue to leverage growth opportunities in our existing and prospective markets, as well as support the development and launch of new products.”

For the fiscal 2009 first quarter ended September 30, 2008, check cashing revenue was $48.5 million, representing an increase of 6.3%, or $2.9 million compared to the prior year period. The check cashing business in the U.S. grew by 30.8%, which was primarily driven by the acquisition of 45 financial services stores principally located in the Midwest and Hawaii, as well as the acquisition of 81 stores in Southeast Florida, which were completed in the first and second quarters of the prior fiscal year. The Canadian check cashing business grew by 2.1% over the previous year’s quarter. Check cashing fees in the U.K. were essentially flat compared to the prior year on a local currency basis. However, when translated into U.S. Dollars, check cashing fees in the U.K. decreased by 6.6% over the prior year period due to the continued strengthening during the quarter of the U.S. Dollar in relation to the British Pound Sterling. On a consolidated basis, the face amount of the average check cashed decreased slightly to $521 for the quarter compared to $525 for the prior year period, but actually increased by 0.3% on a local currency basis.

Consolidated consumer lending revenue was $81.5 million for the first quarter, representing an increase of 19.0% or $13.0 million compared to the prior year period. Consumer lending revenue in the U.K. increased by 47.8%, while the U.S. consumer lending business increased by 42.6%. Along with strong growth in the single-payment loan product, the U.K. consumer lending business continues to benefit from increased pawn lending activities, which primarily consist of loans on collateralized gold jewelry. Interest income from pawn loans in the U.K. grew to $2.9 million for the quarter, as compared to the prior year’s quarter of $1.9 million. The Company sees this as an ongoing growth area for the U.K. business unit, and believes it is now the third largest pawn lender in the United Kingdom.

During the past several fiscal quarters, the Company diminished the scale and tone of its Canadian marketing and advertising campaigns, as many of the Canadian provinces are now engaged in formulating their respective consumer lending regulations and rate structures. As a result of this continuing Company decision, new customer growth in Canada has temporarily softened and consumer lending revenue in Canada declined by 2.0% compared to the previous year’s quarter. The Company continues to actively manage its Canadian business during the evolving regulatory transition period, and expects to resume its advertising campaigns once provincial regulation has been established.

Total company funded loan originations were $511.1 million for the fiscal 2009 first quarter, representing an increase of 22.0%, or $92.2 million, compared to the prior year period. Company funded loan originations in the U.K. increased by 40.7% or $32.4 million, while U.S. Company funded loan originations for the quarter increased by 73.4%, or $70.4 million compared to the prior year’s quarter (primarily as a result of the store acquisitions completed in the first and second quarters of the prior fiscal year). Company funded loan originations in Canada decreased by $10.6 million, or 4.4%, attributable to the previously mentioned reduction in the Company’s advertising campaigns in Canada.

Money transfer fees for the quarter increased 27.7% year-over-year, driven by growth in all of the Company’s geographic markets. Other revenue increased by 43.9% for the quarter, due to strong growth in the foreign exchange product and pawn merchandise sales in the United Kingdom, as well as debit card sales and other ancillary products across the U.S., Canadian, and U.K. markets.

The Company’s store and regional margin for the fiscal first quarter was a record $53.8 million, and represented an increase of 15.0% or $7.0 million over the prior year’s quarter. As a percentage of total revenue, corporate expenses decreased to 12.9% compared to the previous year’s quarter of 13.7%. Corporate expenses increased by $1.9 million reflecting the previously announced increased investment in global management capabilities and infrastructure to support the Company’s enhanced global store expansion and product development strategies, and the continuation of the Company’s active global acquisitions initiative.

During the quarter, the Company followed through on its previously announced plan to rationalize its North American store base, closing 53 underperforming or overlapping financial service stores in the U.S. and another 17 stores in Canada. The store closings did not occur in any particular geographic area, and were generally locations with leases coming up for renewal in the coming year. Of the 70 planned store closures, 24 U.S. stores were closed in the month of July and 44 U.S. and Canadian store closures were finalized in September, with the disposition of the final 2 U.S. stores recently completed in October. Subsequent to the store closures, the Company maintained a store representative at the closed store sites, in order to redirect displaced customers to the nearest “buddy” store which accepted their loan repayments as well as transacted business with them in other products the Company offers. Thus far, the transition of these customers to the Company’s nearest proximity store has been in-line with expectations.

Income before income taxes, which includes $4.9 million of severance and store closure costs and $0.5 million of other one-time charges, was $18.6 million, as compared to $20.5 million for the previous year’s quarter. Pro forma income before income taxes of $24.1 million increased 16.7% or $3.4 million over the previous year’s first fiscal quarter. The consolidated effective income tax rate for the first quarter of 28.1% includes a $3.6 million estimated tax settlement for current and prior year periods as a result of a favorable decision on a longstanding appeal to the competent tax authorities on the deductibility of certain intercompany charges between the Company’s U.S. and Canadian business units. Consequently, the effective income tax rate for the 2009 fiscal year is anticipated to be between 42.0% and 46.0%, and will ultimately depend on the relative mix of profit contribution between the Company’s U.S. and foreign business units. Net income was $13.4 million for the quarter compared to $12.1 million for the previous year, and fully-diluted earnings per share was $0.55 compared to $0.49 per share for the prior year’s quarter.

Excluding one-time costs, pro forma income before income taxes was $24.1 million for the current quarter, growing by 16.7% over the previous year’s period. Considering a pro forma effective income tax rate of 43.0%, pro forma net income and fully-diluted earnings per share were $13.7 million and $0.56, respectively, for the quarter ending September 30, 2008, as compared to pro forma net income and earnings per share for the prior year’s quarter of $11.7 million and $0.48, respectively.

Commenting on the strength of the Company’s balance sheet and its debt leverage position, Randy Underwood, the Company’s EVP and CFO stated, “The Company has a very strong liquidity position, with approximately $60.0 million of excess cash available for investment remaining from its $200.0 million 2.875% senior convertible note offering, $97.0 million of undrawn revolving credit facilities as of September 30, 2008, and substantial annual free cash flow from business operations. The Company’s long-term debt portfolio buttresses our strong liquidity position as the interest rate on the convertible notes is fixed at 2.875%, and on the term debt, the LIBOR-based rates have been synthetically fixed at an average blended rate of 7.4% for the term of the notes. The convertible notes due in June 2027, are not callable until December 2012 and have no debt repayment requirements until that date. The term notes do not mature until October 2012, and in the interim period until maturity, the required principal repayments amount to just $3.7 million annually. Furthermore, since the entirety of the Company’s term note indebtedness is held by the Canadian and U.K. business units, it provides a natural currency hedge for the Company.”

Reflecting on the recent volatility in the U.S. Dollar in relation to the Company’s operations, Mr. Underwood, continued, “The value of the U.S. Dollar has recently strengthened considerably against the Canadian Dollar and British Pound Sterling, with large fluctuations in the relative value of the currencies occurring regularly. As a result, it is difficult to predict where the currency rates will settle during the remaining nine months of our fiscal year. As a substantial amount of the Company’s consolidated revenue is generated outside of the United States in Canada and the U.K., the Company’s reported results, when translated into U.S. Dollars per generally accepted accounting principles, would be negatively impacted on a non-cash basis as the U.S. Dollar strengthens. However, we continue to reinvest the cash generated in our Canadian and U.K. business units back into those businesses, as evidenced by our recent acquisitions in the U.K., and therefore do not typically repatriate the foreign earned cash to the Company’s U.S. entity. As a result, these fluctuations in currency exchange rates have no real economic impact on the Company’s current operations. We continue to be very pleased with the performance of all three of our geographic markets in the U.S., Canada, and U.K. on a native currency basis, and are excited about the ongoing global growth opportunities we foresee.”

Regarding the Company’s previously announced fiscal 2009 guidance expectations, Mr. Underwood continued, “On a year-over-year basis, if we were to translate our anticipated fiscal 2009 country level operating performance at the average currency exchange rates realized for the preceding fiscal 2008 year, we would expect that our results for fiscal 2009 would be at or above the top end of our guidance range. However, as a result of the recent volatility in the relative value of the U.S. currency, it is difficult to project where the currency rates will settle, and where the Company’s translated results for the fiscal year ended June 30, 2009 will fall in relation to the previously provided guidance range. However, if the recent strengthening of the U.S. Dollar were to continue, we would anticipate that our reported results for fiscal 2009 would be near the bottom end of our guidance range. Given we are early in our fiscal year, we will continue to actively monitor the fluctuations in the value of the U.S. Dollar in relation to the Canadian and U.K. currencies and the impact the current credit crisis may have on the global economy and our customer base. Overall, we remain confident in our long-term business model and expect to continue evaluating and potentially leveraging additional growth and business performance opportunities in the future.”

The reconciliation between Adjusted EBITDA and income before income taxes is consistent with the historical reconciliation which is presented at the end of this news release.

Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on Thursday, October 30, 2008 at 5:00 pm ET to discuss the Company’s results for the fiscal first quarter ended September 30, 2008. Investors can participate in the conference by dialing 888-200-2794 (U.S. and Canada) or 973-935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through November 6, 2008. If you wish to listen to the replay of this conference call, please dial 706-645-9291 and enter passcode “68386971”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp
Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, currency exchange, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document processing services.

At September 30, 2008, the Company’s global store network consisted of 1,377 stores, including 1,064 company-operated financial services stores and 313 franchised and agent locations in 30 states, Canada, Republic of Ireland and the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results, the developing regulatory environment in Canada; the impact of future development strategy, new stores and acquisitions; the implementation and expected results of restructuring initiatives; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies, risks related to the regulatory environment, current and potential future litigation, the integration and performance of acquired stores, the performance of new stores, the implementation and expected results of restructuring initiatives, the impact of debt financing transactions, the results of certain ongoing income tax appeals, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and form 10-Q’s and 10-K’s. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	September 30,
	2008	2008

Assets:
Cash and cash equivalents	$214,028	$204,695
Loans receivable, net:
Loans receivable	123,683	123,377
Less: Allowance for loan losses	(8,466)	(9,053)

Loans receivable, net	115,217	114,324
Other consumer lending receivables , net	11,930	14,560
Prepaid expenses and other receivables	29,158	30,119
Deferred tax assets, net	12,191	9,162
Property and equipment, net	68,033	63,196
Goodwill and other intangibles, net	470,731	455,348
Debt issuance costs and other assets, net	25,949	28,206

Total Assets	$947,237	$919,610

Liabilities:
Accounts Payable	$56,636	$49,863
Income taxes payable	12,194	9,418
Accrued expenses and other liabilities	75,212	53,229
Deferred tax liabilities	22,352	21,334
Revolving credit facilities	9,655	13,080
Long-term debt	577,863	571,751

Total Liabilities	753,912	718,675

Shareholders’ Equity:
Common Stock	24	24
Additional paid-in-capital	255,197	257,277
Accumulated deficit	(95,950)	(82,565)
Accumulated other comprehensive income	34,054	26,199

Total shareholders’ equity	193,325	200,935

Total Liabilities and Shareholders’ Equity	$947,237	$919,610

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended
	September 30,
	2007	2008

Check cashing	$45,663	$48,532
Consumer lending	68,509	81,498
Money transfer fees	5,960	7,610
Other	10,724	15,436

Total revenues	130,856	153,076

Salaries and benefits	35,237	40,803
Provision for loan losses	14,806	15,251
Occupancy costs	9,274	11,324
Returned checks, net and cash shortages	4,656	6,135
Depreciation	2,809	3,592
Bank charges and armored carrier services	3,056	3,633
Telephone and telecommunication	1,652	2,079
Advertising	2,103	2,812
Other	10,472	13,637

Total store and regional expenses	84,065	99,266

Store and regional Margin	46,791	53,810

Corporate and other expenses:
Corporate expenses	17,863	19,734
Interest expense, net	8,089	9,449
Other depreciation and amortization	919	1,040
Store closing and severance charges, and other, net	(590)	4,976

Income before income taxes	20,510	18,611
Income tax provision	8,456	5,226

Net income (loss)	$12,054	$13,385

Net Income (loss) per share
Basic	$0.50	$0.55
Diluted	$0.49	$0.55

Weighted average shares outstanding
Basic	24,054,916	24,178,350
Diluted	24,547,964	24,371,126

Pro forma Net Income Reconciliation

Pro forma Net Income is not an item prepared in accordance with GAAP. Pro forma Net Income is net income adjusted to exclude one-time charges as described below. Dollar presents Pro forma Net Income as an indication of the Company’s financial performance excluding one-time charges so as to show comparative results of its operations. Not all companies calculate Pro forma Net Income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Pro forma Net Income (dollars in thousands):

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES)
(In thousands except share and per share amounts)

	Three Months Ended
	September 30,
	2007	2008

Income before income taxes — as reported	$20,510	$18,611

One-time Charges:
Store closing and severance charges	87	4,938
Other	13	509

Pro forma income before income taxes	20,610	24,058
Pro forma income taxes	8,862	10,345

Pro forma net income	$11,748	$13,713

Pro forma effective income tax rate	43.0%	43.0%
Weighted average fully-diluted shares outstanding	24,547,964	24,371,126

GAAP fully-diluted earnings per share	$0.49	$0.55

Pro forma fully-diluted earnings per share	$0.48	$0.56

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that Adjusted EBITDA amounts should be considered by prospective investors because Dollar uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company’s historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended
	September 30,
	2007	2008

Income before income taxes	$20,510	$18,611

Add:
Depreciation and amortization	3,728	4,632
Interest expense	8,089	9,449
Foreign currency and hedging costs	241	187
Stock compensation expense	1,037	1,153
Store closing and severance charges	87	4,938
Other	13	509

Adjusted EBITDA	$33,705	$39,479

Dollar Financial Corp
Unaudited Store Data

	Three Months Ended
	September 30,
	2007	2008
Beginning Company-Operated Stores
U.S.	350	467
Canada	360	419
U.K.	192	236

Total Beginning Company-Operated Stores	902	1,122

De novo Store Builds
U.S.	0	3
Canada	15	0
U.K.	5	8

Total	20	11

Acquired Stores
U.S.	26	0
Canada	3	0
U.K.	5	0

Total	34	0

Closed Stores
U.S.	2	52
Canada	1	17
U.K.	0	0

Total	3	69

Ending Company-Operated Stores
U.S.	374	418
Canada	377	402
U.K.	202	244

Total Ending Company-Operated Stores	953	1,064

Ending Franchise Stores
U.S.	108	86
Canada	57	61
U.K.	209	166

Total Ending Franchise Stores	374	313

Total Ending Store Count	1,327	1,377

Dollar Financial Corp.
Unaudited Selected Statistical Data

	Three Months Ended
	September 30,
	2007	2008

Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$1,190	$1,318
Number of checks cashed (in thousands)	2,266	2,529
Face amount of average check	$525	$521
Average fee per check cashed	$20.15	$19.19
Net write-offs of returned checks (in thousands)	$3,999	$5,223
Net write offs as a percentage of check cashing revenue	8.8%	10.8%

Consumer Loan Data — Originations (in thousands)
U.S. company-funded consumer loan originations	$95,950	$166,380
Canadian company-funded consumer loan originations	243,448	232,845
U.K. company-funded consumer loan originations	79,512	111,884

Total company-funded consumer loan originations	$418,910	$511,109

Consumer Loan Data — Net Revenues (in thousands)
U.S. servicing revenues	$794	$578
U.S. company-funded consumer loan revenues	15,194	22,225
Canadian company-funded consumer loan revenues	37,971	37,197
U.K. company-funded consumer loan revenues	14,550	21,498

Total consumer lending revenues, net	$68,509	$81,498

Consumer Loan Net Charge-offs (in thousands)
Gross charge-offs of company-funded consumer loans	$51,757	$59,477
Recoveries of company-funded consumer loans	(41,422)	(47,439)

Net charge-offs on company-funded consumer loans	$10,335	$12,038

Gross charge-offs of company-funded consumer loans as a
percentage of total company-funded consumer loan originations	12.4%	11.6%

Recoveries of company-funded consumer loans as a percentage
of total company-funded consumer loan originations	9.9%	9.2%

Net charge-offs on company-funded consumer loans as a
percentage of total company-funded consumer loan originations	2.5%	2.4%